EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated effective as November 2, 2015 (the “Effective Date”), by and between Helius Medical Technologies (Canada), Inc., a Quebec- registered corporation (the “Company”), and Brian Bapty (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      EFFECTIVENESS OF AGREEMENT

This Agreement shall become effective as of the Effective Date.

2.      EMPLOYMENT AND DUTIES

2.1.     General. The Company hereby employs the Executive, and the Executive agrees to serve, as the Vice President of Strategy and Business Development of the Company, upon the terms and conditions contained herein. The Executive shall have all of the responsibilities and powers normally associated with such office in a company of the size and nature as the Company. The Executive shall perform such other duties and services for the Company commensurate with the Executive’s position as may be reasonably designated from time to time by the CEO of the Company, including providing research work and technical planning and analysis services with respect to the Company’s research and development efforts and related trials conducted in Canada. The Executive agrees to serve the Company faithfully and to the best of the Executive’s ability under the direction of the CEO. The Executive will devote substantially all of his working time to the performance of her duties under this Agreement. The company acknowledges the Executive holds a board position with the publically listed company Eagle Graphite, intermittently consults for the private company Inetco Ltd., and is on the advisory board of private company Avro Capital. None of these companies are in competing industries to the Company and total time related to these initiatives is minimal. The Executive will promptly disclose in writing to the CEO any and all other board responsibilities, changes in existing commitments, and time commitment to other interests that may impede on his employment. Any outside interest including board position, charitable organizations or other positions or commitments which may consume or otherwise conflict with the Executive’s normal employment time must be approved in writing by the CEO in advance of the Executive accepting such positions or commitments.

2.2.     Affiliates and Subsidiaries. In this Agreement, “Company Entities” means the Company and its affiliate, subsidiary and parent corporations, including Helius Medical Technolgies, Inc. (“Helius”), to the extent that such reference does not require any other party to be added as a party to this Agreement other than as a third party beneficiary, each of whom will be expressly deemed an intended third party beneficiary of this Agreement and will have the right to enforce the terms and conditions of this Agreement. The Executive acknowledges and agrees that the obligations of the Executive described under Section 2.1 include similar services to be provided for the benefit each of the Company Entities, as requested by the Company from time to time, including acting as the Vice President of Strategy and Business Development of Helius, and that such services are performed for the Company as part of the services provided under this Agreement without further compensation by the affiliates or subsidiaries. To the extent that this Agreement refers to obligations or restrictions owed to the Company, such references will be read to include such Company Entities for whom the Employee performs hereunder.

2.2.     Term of Employment. The Company and Executive hereby acknowledge that Executive’s employment by the Company may be terminated at any time, with or without Cause (as defined below), at the option of either the Company or Executive, subject to the prior notice period required under Section 5 of this Agreement. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as specifically provided in Section 5 of this Agreement. No provision of this Agreement shall be construed as conferring upon Executive a right to continue as an employee of the Company. On the date on which Executive’s employment with the Company terminates, for whatever reason, unless specifically otherwise agreed in writing between Executive and the Company, Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with the Company or any Company Entities, and Executive will provide each of the Company Entities with any resignation of such position as may be reasonably requested by the Company. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

2.3.     Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by the Executive in the fulfillment of the Executive’s duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with practices of the Company applied during the Employment Term.

2.4.     Place of Employment. During the Employment Term the Executive shall principally work out of the office at his home provided, however, that the Company may require the Executive to travel from time to time in order to effect the Company’s business consistent with the Executive’s position.

3.     COMPENSATION

3.1.     Base Salary. The Executive shall receive a base salary (“Base Salary”) at an annualized rate of CAN$220,000. The Base Salary shall be payable in arrears in equal installments not less frequently than semi-monthly in accordance with the payroll practices of the Company, less such appropriate deductions as shall be required to be withheld by applicable law and regulations, or by written election of the Executive if agreed to by the Company.

3.2.     Annual Review. The Executive’s Base Salary shall be reviewed by the CEO, based upon the Executive’s performance, not less often than annually, and the Executive’s Base Salary may thereafter be increased as may be approved by the Board of Directors of Helius (the “Board”) in its sole discretion. In addition to any increases affected as a result of such reviews as contemplated by the first sentence of this Section 3.2, the Board may, upon the recommendation of the chairperson of the Board, at any time and in its sole discretion, increase the Executive’s Base Salary. The term “Base Salary” as used herein shall mean and refer to the then current base salary, as increased and adjusted from time to time in accordance with this Section 3.2 hereof.

3.3.     Annual Bonus. In addition to Base Salary, the Executive shall be eligible to receive an annual bonus (“Annual Bonus”), for each of the calendar years ending during the Employment Term. The Executive shall have the opportunity to receive a target annual bonus of twenty five (25%) of Base Salary (“Target Bonus”), conditioned upon, and subject to upward or downward adjustment based upon, achievement of the goals of the Company Entities and individual goals to be established in good faith by the CEO and the Executive commencing with the fiscal year 2016, with any such bonus being payable within thirty (30) days following Helius’ receipt of its audited financial statements pertaining to such year, usually occurring at or about July 1 of the following year. The Executive must be employed as of the date the Annual Bonus is distributed to be eligible to receive the Annual Bonus.

3.4     Stock Options: The Executive will be granted 400,000 stock options, each exercisable to acquire one share of common stock of Helius for 5 years at a strike price 5% higher than the closing stock price on his first day or work, or if such strike price is not permitted under the policies of the Canadian Securities Exchange, then the lowest strike price permitted by the Canadian Securities Exchange. Sixty Four Thousand (64,000) or 16% of the options will vest upon signature of this Agreement by the Executive. The remaining 336,000 options will vest in six equal 56,000 tranches once every six months following Executive’s execution of this Agreement. Following the initial vesting of 64,000 options, Executive must be employed on the date of vesting of the remaining options. Any option vested prior to the Executive leaving the Company for any reason will continue to be vested. In the event of a consummation of reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or more than fifty percent (50%) of the Helius’ equity, the vesting timetable will accelerate and all outstanding options will immediately become fully vested. All of the options granted to the Executive will have piggy-back rights with respect to any registration statements filed. The options will be granted under and subject to the terms of the Helius’ Stock Incentive Plan.

4.     EMPLOYEE BENEFITS

4.1.     The Executive shall, during the Employment Term, be included to the extent eligible thereunder in an employee benefit plans, (including, without limitation, any plans, programs or arrangements providing health, or vacation and paid holidays) which shall be established by the Company or Helius for, or made generally available to, senior executives of the Company or Helius whose positions are commensurate to that of the Executive.

4.2.     The Executive shall, during the Employment Term, be allowed to take up to four (4) weeks of vacation and sick leave each year or such other amount as shall be established by the Company or Helius for senior executives of the Company or Helius whose positions are commensurate to that of the Executive.

5.     TERMINATION OF EMPLOYMENT

5.1.     Termination Without Cause or For Good Reason

5.1.1.     General. The employment of the Executive may be terminated by the Company at any time without Cause (as defined in Section 5.3) or by the Executive for Good Reason (as defined in Section 5.4) by written notice to the other party, as applicable. Subject to the provisions of Sections 5.1.2, 5.1.3 and 5.1.4 and notwithstanding the pendency of the Employment Term, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall pay the Executive an aggregate amount equal to the sum of the Executive’s Base Salary with such t o t a l amount to be paid in equal monthly installments during the twelve (12) month period following such termination of employment (“Severance Period”) . In addition, there shall be an accelerated vesting of any remaining unvested options outstanding as of the date of termination. In the event that termination is related to change of control as defined in 5.5, the Company shall pay the Executive an aggregate amount equal to twice the sum of the Executive’s Base Salary with such t o t a l amount to be paid in equal monthly installments during the twelve (12) month period following such termination of employment (“Severance Period”). The Executive shall have no further right to receive any other compensation or benefits after such termination of employment except as determined in accordance with the terms of the employee benefit plans or programs of the Company or Helius. For greater clarity, any amount which the Executive is entitled to receive during the Severance Period is in lieu of any other form of notice or payment in lieu of notice, and will fully satisfy the Company’s obligations, subject only to compliance with the minimum standards provided in the Employment Standards Act (BC) and any other applicable employment standards (“Employment Standards”).

5.1.2.    Release. The receipt of severance pay and benefits, in any amount, is conditioned upon and subject to the Executive’s execution of a standard release and waiver promptly delivered to the Company (and any applicable Company Entities) after termination in a form reasonably satisfactory to the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. The Executive will not receive severance pay and benefits, in any amount or under any circumstances, if the Company’s release and waiver is not executed and in full effect, subject only to Employment Standards.

5.1.3.    Conditions Applicable to the Severance Period. If, during the Severance Period, the Executive materially breaches his obligations under Section 7 of this Agreement, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in Section 5.1.1, subject only to Employment Standards.

5.1.4.    Death During Severance Period. In the event of the Executive’s death during the Severance Period, payments of Base Salary under this Section 5 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

5.1.5.    Date of Termination. The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive.

5.2.     Other Termination.

5.2.1.    General. If prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Cause or the Executive resigns other than for Good Reason, the Executive shall be entitled only to (i) payment of the Executive’s Base Salary as then in effect through and including the date of termination or resignation, and (ii) accrued but unused vacation and personal days, floating holidays as well as Company reimbursable expenses. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as required by law.

5.2.2.    Date of Termination. Subject to the provision in Section 5.3, the date of termination for Cause shall be the date specified in a written notice of termination to the Executive and the date of resignation by the Executive shall be the date specified in the Executive’s written resignation to the Company.

5.3.     Cause. Termination for “Cause” shall mean termination of the Executive’s employment, in the sole judgment of the Company, because of one or more of the following:

(i)     any act or omission that constitutes gross negligence, misconduct, or a material breach by the Executive of any of the Executive’s material duties or obligations under this Agreement;

(ii)     the refusal and continued failure of the Executive to substantially perform the duties reasonably required of the Executive (except termination due to death or Permanent Disability (as hereinafter defined) as addressed below) that is not cured within thirty (30) days of written notice from the Company;

(iii)    conviction of a crime (including conviction on a nolo contendre plea) involving fraud, dishonesty or moral turpitude;

(iv)     any other serious misconduct by the Executive which is injurious to the financial condition or business reputation of any of the Company Entities;

(v)     a material breach of this Agreement that is not cured within ten (10) days of written notice from the Company.

5.4.     Good Reason. Termination for “Good Reason” shall mean termination of the Executive’s employment, in the sole judgment of the Executive, because of one or more of the following: (i) any material change in the nature or scope of the Executive’s authority, duties or responsibilities; or (ii) any reduction in the Executive’s Base Salary (other than a proportional reduction as part of a generalized reduction in the base salaries of senior management of the Company Entities or due to an administrative mistake which is timely resolved); (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company Entities; or (iv) a Change of Control (hereinafter defined); provided, however, that Executive may not resign his employment for Good Reason unless: (x) Executive provided the Company with at least thirty (30) days prior written notice of his intent to resign for Good Reason (which notice must be provided within sixty (60) days following the occurrence of the event(s) purported to constitute Good Reason); and (y) the Company has not reasonably remedied the alleged violation(s) within the thirty (30) day period.

5.5     Change of Control. For purposes of this Agreement, a “Change of Control” shall mean any one of the following events:

(i)     The date on which any “Person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that is not, as of the date of this Agreement, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of fifty-one percent (51%) or more of the combined voting power of Helius’ outstanding securities having the right to vote for the election of directors, becomes a “beneficial owner”;

(ii)    The date on which the majority of the members of the board of directors of Helius does not consist of individuals who are incumbent directors on the date of this Agreement or directors selected by such incumbent directors; or

(iii)    Any one or series of decisions by Helius which vest the powers and authority of the CEO on the date hereof to another or the current CEO’s authority and responsibilities are diminished in any material respect.

6.     DEATH OR DISABILITY

In the event of termination of employment by reason of death or Permanent Disability, the Company shall continue to make payment of the Base Salary to the Executive’s legal representatives (in the case of Executive’s death) or to Executive (in the case of Executive’s disability) in accordance with the Company’s or Helius’ general policies and practices then in effect, and the Executive or the Executive’s estate shall be entitled to Base Salary and benefits determined under Sections 3 and 4 hereof for a period of (i) six (6) months beginning on the date of death or (ii) in the case of Permanent Disability, for twelve (12) months beginning on the date of Permanent Disability. Other benefits shall be determined in accordance with the benefit plans maintained by the Company or Helius, and the Company shall have no further obligation hereunder. For purposes of this Agreement, “Permanent Disability” means the Executive shall have been absent from or unable to perform the Executive’s duties under this Agreement, as a result of the Executive’s incapacity due to physical or mental illness for a continuous period of one hundred eighty (180) days and that within thirty (30) days after receiving a notice of termination from the Company the Executive shall not have returned to the full time performance of the Executive’s duties. The notice of termination shall set forth in reasonable detail the facts claimed to provide the basis for the Company determination that a Permanent Disability exists.

7.     NONSOLICITATION; NONDISPARAGEMENT; CONFIDENTIALITY; NONCOMPETITION; INVENTIONS AND PATENTS

7.1.     Non-solicitation. For so long as the Executive is employed by the Company and continuing for twelve (12) months thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than a Company Entity: (x) (i) solicit or endeavor to entice away from any of the Company Entities, any person or entity who is employed by, or serves as an agent or key consultant of, any of the Company Entities, or (ii) solicit any person or entity who during the then most recent twelve-month period, was employed by or served as an agent or key consultant of any of the Company Entities, or (y) endeavor to entice away from any of the Company Entities, or solicit with respect to services then being rendered, or actually planned to be rendered within the non-solicitation period, by any of the Company Entities, any person or entity who is, or was within the then most recent twelve month period, a customer (or reasonably anticipated) (to the general knowledge of the Executive or the public) to become a customer or client of any of the Company Entities (“Customers”). For the purposes of this Section 7.1, ownership of securities having no more than one percent of the outstanding voting power of any entity which is listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed in violation of this Section 7.1 so long as the Executive has no other connection or relationship with such entity.

7.2.     Non-Disparagement. The Executive hereby covenants and agrees that the Executive shall not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning any of the Company Entities, or any of its products, services, businesses or activities; provided that the foregoing restriction shall not prevent truthful testimony compelled by valid legal process.

7.3.     Confidentiality. The Executive covenants and agrees with the Company that the Executive will not at any time, except in performance of the Executive’s obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that the Executive may learn or has learned by reason of the Executive’s association with any of the Company Entities. The term “confidential information” includes information not previously disclosed to the public or to the trade by the Company Entities’ management or otherwise in the public domain, with respect to any of the Company Entities’ products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company Entities’ products), business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which any of the Company Entities operates other than as a result of disclosure by any employee of the any of the Company Entities, including, but not limited to, the Executive, in violation of any agreement with any of the Company Entities, including, but not limited to, the Executive’s agreement under this Section 7.3 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law, or (iii) which Executive demonstrates was already known to the Executive prior to the Executive’s employment with the Company.

7.4.     No Competing Employment. For so long as the Executive is employed by the Company and continuing for twelve (12) months thereafter, the Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than any of the Company Entities render any service to or in any way be affiliated with a competitor, or become a competitor, of any of the Company Entities. For purposes of this Section 7.4, as it relates to the twelve (12) month period following the termination of Executive’s employment with the Company, an entity which neither sells nor markets, directly or indirectly, products or services substantially similar to those of any of the Company Entities or those being actively developed by any of the Company Entities, to at least one of the existing Customers of any of the Company Entities or the Customers being actively developed or solicited by any of the Company Entities nor proposes to develop products or services for sale, directly or indirectly, to any such Customer, shall not be deemed to be a competitor of any of the Company Entities. For the purposes of this Section 7.4, ownership of securities having no more than five percent of the outstanding voting power of any competitor which his listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed in violation of this Section 7.4 so long as the Executive has no other connection or relationship with such competitor.

7.5.     Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company Entities. All business records, papers and documents kept or made by the Executive relating to the business of any of the Company Entities shall be and remain the property of the Company Entities.

7.6.     Inventions and Patents. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, design, analyses, drawings, specifications, plans, sketches, reports, materials, programs, systems, software, models, know-how, devices, data, databases, technology, trade secrets, works of authorship, copyrightable works, and all patents, registrations or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable and copyrightable and whether or not reduced to tangible form or practice) which relate to the business, research and development or existing or future products or services of any of the Company Entities and which are conceived, developed or made by his during the Executive’s employment with the Company (“Work Product”) shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and owned exclusively by the Company from the time of creation of such Work Product. To the extent that any Work Product is not deemed to be “work made for hire” under applicable law, and all right, title and interest in and to such Work Product have not automatically vested in the Company, the Executive hereby (a) irrevocably assigns, transfers and conveys, and by creating such Work Product shall be deemed to so assign transfer and convey, to the full extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company (or such other person or entity as the Company shall designate) without further consideration, and (b) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against any of the Company Entities or its respective licensees, successors or assigns. The Executive shall promptly disclose such Work Product to the Company and execute all documents and perform all actions reasonably requested by the Company (whether during or after the Executive’s employment with the Company) to establish, confirm, evidence, effectuate, maintain, protect, enforce, perfect, record, patent or register any of the Company’s rights hereunder (including, without limitation, assignments, consents, powers of attorney and other instruments). Notwithstanding the above, Executive shall immediately advise the Company of all Work Product and request specific permission, in writing, to be exempt from this paragraph for that Work Product only. Executive shall only be exempt if the Executive receives specific permission, in writing, from the Board.

7.7.     Injunctive Relief. Without intending to limit the remedies available to any of the Company Entities, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 would result in material and irreparable injury to any of the Company Entities for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Agreement. If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefore is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 7 as will render such restrictions valid and enforceable.

8.     ARBITRATION

Any dispute arising under or in connection with this Agreement or Executive’s employment or termination thereof, other than Section 7 that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in Vancouver, British Columbia in accordance with the National Arbitration Rules of the ADR Institute of Canada Inc.(the “Arbitration Authority”) then in effect, before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by the Company and the Executive, or, if the Company and the Executive cannot agree on the selection of the arbitrator selected by the Arbitration Authority (provided that any arbitrator selected by the Arbitration Authority shall not, without the consent of the parties hereto, be affiliated with the Company or the Executive or any of their respective affiliates). Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The parties understand and agree, however, that disputes arising under Section 7 of this Agreement may be brought in a court of law or equity without submission to arbitration. The Executive further agrees to accept service of process by first class or certified mail and consents to the jurisdiction of the Vancouver, British Columbia courts.

9.     MISCELLANEOUS

9.1.     Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	Helius Medical Technologies (Canada), Inc.
c/o Helius Medical Technologies Inc.
41 University Drive,
Suite 400
Newtown PA18940
Attention: CEO

To the Executive:	Brian Bapty
1325 Haywood Ave
West Vancouver, BC
Canada, V7T 1V4

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed. Notice given by telecopy or facsimile must also be given simultaneously by one of the other 2 methods.

9.2.     Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.3.     Assignment. The Company’s rights and obligations under this Agreement shall not be assignable by the Company, except that the Company may assign this Agreement in connection with the sale of all or substantially all of its assets. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. Notwithstanding this provision and anything else contained herein to the contrary, in the event that this Agreement is assigned in connection with a sale of the Company or Helius and the Executive terminates the Executive’s employment with the Company following the six (6) month anniversary of the completion of the sale transaction, the Executive shall be entitled to receive severance pursuant to Section 5.1.1 of this Agreement.

9.4.     Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive. This Agreement may be amended at any time by mutual written agreement and any statement contained in any employment manual memo or rule of general applicability of the Company, this Agreement shall control.

9.5.     Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes and such other deductions as may be required under the Company’s of Helius’ employee benefit plans, if any.

9.6.     Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein without reference to rules relating to conflict of law.

9.7.     Survival. Except as otherwise specifically provided in this Agreement, all representations, warranties, covenants, agreements and conditions contained in or made pursuant to this Agreement shall survive until termination of this Agreement, except that Sections 5, 7, 8, and 9 of this Agreement shall survive the termination of this Agreement.

9.8.      Submission to Jurisdiction. Any action which may be brought in a court of law with respect to this Agreement may be brought in the courts of the Province of British Columbia, and the Executive accepts for himself and with respect to the Executive’s property, generally and unconditionally, the jurisdiction of these courts. The Executive irrevocably waives any objection, including, but not limited to, any objection of the laying of venue or based on the grounds of forum non conveniens, which the Executive may now or hereafter have to the bringing of any action in those jurisdictions.

9.9.     Waiver of Jury Trial. The Executive waives any right to a trial by jury in any action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered or to be delivered in connection with this Agreement or arising from any employment relationship existing in connection with this Agreement, and agrees that any action shall be tried before an arbitrator, as outlined in Section 8, and not before a jury.

9.10.     Attorney’ s Fees . In the event either party brings an action to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, expert witness fees and costs in addition to any other relief afforded by law.

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EXECUTION VERSION

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set the Executive’s hand, effective as of the day and year first above written.

THE COMPANY:

Helius Medical Technologies (Canada), Inc.

By:	”Philippe Deschamps”

Philippe Deschamps

EXECUTIVE:

By:	”Brian Bapty”

Brian Bapty